5835 Peachtree Corners East, D - Norcross, GA 30092
Telephone (770) 242-8723 Fax (770) 242-8639

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Awarded Third Year Funding of National Cancer

Institute Grant for LuViva™ Advanced Cervical Scan

NORCROSS, GA (August 25, 2011) – -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless testing platform that uses biophotonics for the early detection of disease, today announced that it was awarded $517,000 to fund the third year of a $2.5 million three-year grant from the National Cancer Institute (NCI).

The grant provides additional resources to help commercialize and bring to market the LuViva™ Advanced Cervical Scan and Cervical Guide single-patient-use disposable. LuViva is currently under pre-market approval (PMA) review by the U.S. Food and Drug Administration.

“We view the continuation of the grant as further third-party validation of our technology and it provides additional non-dilutive resources to complete the regulatory process and begin manufacturing,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics.

Guided Therapeutics has been awarded more than $6 million in six consecutive grants from the NCI to develop the new, pain-free test for detecting cervical disease since 2001.

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, LuViva does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly and painful unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The LuViva Advanced Cervical Scan and Barrett’s Esophagus technology are investigational devices and are limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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